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Exhibit 11


CONTINENTAL HEALTH AFFILIATES, INC.
Calculation of Earnings Per Share (Dollars in thousands)
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                                                       Year ended June 30, 1996

Primary Earnings Per Share:
Net income available to common shareholders                                                                               $      786
                                                                                                                          ==========
Adjustment of shares outstanding:
       Weighted average number of shares outstanding                                                                       8,021,638
       Average net additional equivalent shares issuable                                                                     396,720
                                                                                                                          ----------
       Weighted average number of common and common equivalent shares                                                      8,418,358
                                                                                                                          ==========

Earnings per share                                                                                                       $       .09
                                                                                                                          ==========
The above does not give effect to the assumed conversion of the 6% SFr convertible bonds since the effect is antidilutive as shown below:

       Net income available to common shareholders                                                                       $       786
       Add after tax effect of eliminating interest expense
          applicable to 6% SFr convertible bonds                                                                                  55
                                                                                                                          ----------

       Net income as adjusted                                                                                             $      841
                                                                                                                          ==========

       Weighted average number of common and common
         equivalent shares                                                                                                 8,418,358
       Additional weighted average shares from assuming
         conversion of 6% SFr convertible bonds                                                                               18,758
                                                                                                                          ----------
       Weighted average number of common and common
         equivalent shares, as adjusted                                                                                    8,437,116
                                                                                                                          ==========
Earnings per share                                                                                                        $      .10
                                                                                                                          ==========
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